AGREEMENT AMONG JOINTLY INSURED PARTIES

Joint Fidelity Bond

This Agreement Among Jointly Insured Parties (the “Agreement”) is made as of August 19, 2024 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Structured Credit Fund, L.P., SEI Catholic Values Trust, SEI Exchange Traded Funds, SEI Alternative Income Fund, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, The Advisors’ Inner Circle Fund III, Bishop Street Funds, Gallery Trust, Causeway Capital Management Trust, Catholic Responsible Investments Funds, Frost Family of Funds, Wilshire Private Assets Master Fund, Wilshire Private Assets Fund and Symmetry Panoramic Trust (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc., SEI Investments Global Funds Services and SEI Institutional Transfer Agent, Inc. (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, the Insureds desire to be named as joint insureds under a Joint Insured Fidelity Bond with a term from August 19, 2024 to August 19, 2025 (the “Bond”); and

WHEREAS, the Insureds desire to establish (i) criteria by which recoveries under the Bond shall be allocated among the Insureds in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”), and (ii) the basis on which additional investment companies may be added as named Insureds under the Bond and as parties to this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1. In the event recovery is received under the Bond as the result of a loss sustained by a Fund and one or more other Insureds, such Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

2. In the event that an insurer asserts that the liability to an SEI Service Entity in the event of a loss under the Bond has the effect of reducing the maximum limit of its liability under the Bond, each SEI Service Entity agrees to reduce its claim against such insurer under the Bond to the extent required so that any Fund claimant shall receive an amount at least equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

3. The Insureds may amend this Agreement to add another investment company as a party to the Agreement provided that (a) such investment company satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; (b) the premium paid by each Fund following the addition of another investment company as a party to the Agreement would be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond; (c) such investment company has retained an SEI Service Entity to provide services to the investment company; and (d) such investment company executes a written Addendum to this Agreement in the form set forth in Exhibit A of this Agreement and delivers a copy of such executed Addendum to each Insured.

4. The obligations of the Funds under this Agreement are not binding upon any of the Trustees or holders of units of beneficial interest of any such Fund individually, but bind only the respective assets of each Fund.

This Agreement among Jointly Insured Parties may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

SEI ASSET ALLOCATION TRUST	/s/ Timothy D. Barto

SEI DAILY INCOME TRUST	/s/ Timothy D. Barto

SEI INSTITUTIONAL INTERNATIONAL TRUST	/s/ Timothy D. Barto

SEI INSTITUTIONAL INVESTMENTS TRUST	/s/ Timothy D. Barto

SEI INSTITUTIONAL MANAGED TRUST	/s/ Timothy D. Barto

SEI TAX EXEMPT TRUST	/s/ Timothy D. Barto

SEI CATHOLIC VALUES TRUST	/s/ Timothy D. Barto

SEI EXCHANGE TRADED FUNDS	/s/ Timothy D. Barto

ADVISER MANAGED TRUST	/s/ Timothy D. Barto

NEW COVENANT FUNDS	/s/ Timothy D. Barto

SEI STRUCTURED CREDIT FUND, L.P.	/s/ Timothy D. Barto

SEI ALTERNATIVE INCOME FUND	/s/ Timothy D. Barto

THE ADVISORS’ INNER CIRCLE FUND	/s/ Alexander F. Smith

THE ADVISORS’ INNER CIRCLE FUND II	/s/ Alexander F. Smith

THE ADVISORS’ INNER CIRCLE FUND III	/s/ Alexander F. Smith

BISHOP STREET FUNDS	/s/ Alexander F. Smith

GALLERY TRUST	/s/ Alexander F. Smith

CAUSEWAY CAPITAL MANAGEMENT TRUST	/s/ Matthew M. Maher

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS	/s/ Alexander F. Smith

FROST FAMILY OF FUNDS	/s/ Alexander F. Smith

WILSHIRE PRIVATE ASSETS MASTER FUND	/s/ Alexander F. Smith

WILSHIRE PRIVATE ASSETS FUND	/s/ Alexander F. Smith

SYMMETRY PANORAMIC TRUST	/s/ Alexander F. Smith

SEI INVESTMENTS MANAGEMENT CORP.	/s/ Timothy D. Barto

SEI GLOBAL SERVICES, INC.	/s/ Bernadette Sparling

SEI INVESTMENTS GLOBAL FUNDS SERVICES	/s/ Bernadette Sparling

SEI INVESTMENTS DISTRIBUTION CO.	/s/ John C. Munch

SEI INSTITUTIONAL TRANSFER AGENT, INC.	/s/ Alexander F. Smith

Addendum No. 1 to Agreement Among Jointly Insured Parties

This Addendum No. 1 dated __________ to the Agreement Among Jointly Insured Parties (the “Agreement”) dated August 19, 2024 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Structured Credit Fund, L.P., SEI Catholic Values Trust, SEI Exchange Traded Funds, SEI Alternative Income Fund, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, The Advisors’ Inner Circle Fund III, Bishop Street Funds, Gallery Trust, Causeway Capital Management Trust, Catholic Responsible Investments Funds, Frost Family of Funds, Wilshire Private Assets Master Fund, Wilshire Private Assets Fund and Symmetry Panoramic Trust (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc., SEI Investments Global Funds Services and SEI Institutional Transfer Agent, Inc. (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, ____________ (“New Insured”) wishes to join as an additional Insured under the Agreement;

WHEREAS, the Agreement permits the addition of New Insured during the current term provided certain conditions are satisfied, including the execution of an Addendum in the form attached thereto; and

WHEREAS, the premium paid by each Fund following the addition of New Insured will be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Unless otherwise specified, capitalized terms used in this Addendum are defined as set forth in the Agreement.

2.	New Insured represents that (a) it satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; and (b) such investment company has retained an SEI Service Entity to provide services to it.

3.	New Insured agrees to be bound by all the terms of the Agreement.

4.	New Insured shall deliver a copy of this executed Addendum to each Insured.

IN WITNESS WHEREOF, New Insured has caused this Addendum to be executed by its officer hereunto duly authorized as of the day and year first above written.

By